Exhibit 10.9

OMNIBUS AMENDMENT TO PENNYMAC

FINANCIAL SERVICES, INC. 2013 EQUITY

INCENTIVE PLAN STOCK OPTION AWARD

AGREEMENTS

This Omnibus Amendment ("Amendment"), dated as of May 27, 2021, amends the terms and conditions of those certain equity award agreements governing the terms of such equity awards granted under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan, as amended (the "Plan"), by and between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and all individuals who are active participants in the Plan (each a "Recipient") as of the date hereof. Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Plan and in the specified award agreement.

RECITALS

WHEREAS, the Compensation Committee of the Company (the "Committee") is empowered pursuant to Section 16.2 of the Plan to amend, without Recipient's consent, the terms of any award previously granted under the Plan if such amendment does not impair the rights of the Recipient under the existing terms of the award and does not otherwise violate any provision of the Plan.

WHEREAS, the Committee has approved an amendment to each outstanding stock option award issued under the Plan to change the post-termination exercise period upon death or disability to the expiration date, and in certain instances provide for partial accelerated vesting upon death or disability.

AMENDMENT

A.         Agreements Amended.

1.          The following stock option award agreements, as amended (the “Stock Option Awards”) are hereby amended as set forth in Section B of this Amendment:

(a)        Stock Option Award Agreement, dated as of June 13, 2013, by and between the Company and Recipient;

(b)        Stock Option Award Agreement, dated as of February 26, 2014, by and between the Company and Recipient;

(c)        Stock Option Award Agreement, dated as of March 3, 2015, by and between the Company and Recipient;

(d)        Stock Option Award Agreement, dated as of March 7, 2016, by and between the Company and Recipient;

(e)        Stock Option Award Agreement, dated as of March 6, 2017, by and between the Company and Recipient;

(f)        Stock Option Award Agreement, dated as of March 9, 2018, by and between the Company and Recipient;

(g)        Stock Option Award Agreement, dated as of March 15, 2019, by and between the Company and Recipient;

(h)        Stock Option Award Agreement, dated as of February 26, 2020, by and between the Company and Recipient; and

(i)         Stock Option Award Agreement, dated as of February 25, 2021, by and between the Company and Recipient.

B.          Amendment to Stock Option Award Agreements.

1.         As a result of the Amendment, Section 3 of the applicable Stock Option Awards identified in Section A will be deleted in its entirety and replaced with the following:

3.       Expiration of Option.  This Option shall expire at 5:00 p.m. PDT on the Expiration Date or, if earlier, the earliest of the dates specified in whichever of the following applies:

(a)        If the termination of your employment or other association is due to any reason other than death, Disability, Retirement (as defined below in Section 4) or termination for cause, three (3) months after your employment or other association ends.

(b)        If the Company terminates your employment or other association for cause, or at the termination of your employment or other association the Company had grounds to terminate your employment or other association for cause (whether then or thereafter determined), immediately upon the termination of your employment or other association.

2.         As a result of the Amendment, Section 4(b) of the applicable Stock Option Awards, will be deleted in its entirety and replaced with the following:

(b)        One-third (1/3) of the Optioned Shares shall vest in a lump sum on each of the first, second, and third anniversaries of the Vesting Commencement Date specified above (each date, a “Vesting Date”), with any fractions rounded down except on the final installment (each such installment, a “Tranche”). Notwithstanding the foregoing, if your employment or other association with the Company and its Affiliates ends due to your death or Disability prior to the final Vesting Date, then a portion of the Tranche of Optioned Shares that would have become vested and exercisable on the next Vesting Date but for such cessation (pro-rated based on the number of full months of your employment during the year of such cessation of services or employment) will immediately vest and become exercisable as of the date of such cessation of services or employment, as applicable.

3.         As a result of the Amendment, the clause “including death or Disability,” shall be deleted in its entirety from Section 4(d) of the applicable Stock Option Awards.

C.         Amendment to the December 14, 2020 Stock Award Agreement

1.         As a result of the Amendment, Section 3(a) of the applicable stock option award agreement dated as of December 14, 2020 (the “December Award”) will be deleted in its entirety and replaced with the following:

(a)         If the termination of your employment or other association is on account of your death or Disability (as defined below) (such termination, a “Qualifying Termination”), upon the Expiration Date.

2.         As a result of the Amendment, Section 3(c) of the December Award, by and between the Company and Recipient will be amended by replacing all references to “Special Lapse Restrictions” with “Special Share Restrictions”.

D.        Miscellaneous.

1.        Continuing Effect. Except as specifically provided herein, the award agreements amended by this Amendment shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

2.        No Waiver. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of any of the award agreements except as specifically set forth herein.

3.        Binding Effect. This Amendment shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Recipient.

4.        Governing Law. This Amendment and the rights of the Recipient hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized as of the date referred to above.

PennyMac Financial Services, Inc.

By:	/s/ Daniel S. Perotti
Senior Managing Director and Chief Financial Officer